Exhibit 99.1

NEWS CORPORATION REPORTS THIRD QUARTER RESULTS FOR FISCAL 2014

FISCAL 2014 THIRD QUARTER KEY FINANCIAL HIGHLIGHTS

•	Revenues of $2.08 billion compared to $2.18 billion in the prior year

•	Reported Total Segment EBITDA of $175 million compared to $169 million in the prior year

•	Adjusted EPS were $0.11 compared to $0.13 in the prior year – Reported EPS were $0.08 compared to $0.56 in the prior year, which included a non-taxable gain on the SKY Network Television Ltd. transaction

NEW YORK, NY – May 8, 2014 – News Corporation (“News Corp” or the “Company”) (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended March 31, 2014.

Commenting on the results, Chief Executive Robert Thomson said:

“The past quarter marked another robust stride in the direction of expanding our digital and international businesses, which was the goal we articulated on our investor day last year. Through the planned acquisition of Harlequin we will extend the global reach not only of HarperCollins but of the broader News Corp, which will clearly benefit from that company’s commercial infrastructure. We are already reaping benefits from the acquisition of Storyful, which is powering a new social newswire and creating video content communities around our mastheads, whose digital transition is continuing apace. The improved results underscore the strength and diversity of our portfolio. It is also patent that we have been consistently disciplined on costs across the company and around the globe, leading to an improvement in our profitability.”

THIRD QUARTER RESULTS

The Company reported fiscal 2014 third quarter total revenues of $2.08 billion, a 5% decrease as compared to the prior year third quarter revenues of $2.18 billion. The majority of the revenue decline reflects foreign currency fluctuations, lower advertising revenues at the News and Information Services segment and the sale of the Dow Jones Local Media Group (“LMG”), partially offset by the strength in the Book Publishing and Digital Real Estate Services segments. Adjusted revenues (as defined in Note 1) were relatively flat with the prior year.

The Company reported third quarter Total Segment EBITDA of $175 million, a 4% increase as compared to $169 million in the prior year. This improvement was driven primarily by stronger performances in the Book Publishing and Digital Real Estate Services segments, partially offset by declines at the News and Information Services segment, adverse foreign currency fluctuations and slightly higher losses at Amplify compared to the prior year. Adjusted Total Segment EBITDA (as defined in Note 1) increased 3% compared to the prior year.

Net income available to News Corporation stockholders was $48 million as compared to $323 million in the prior year, which included a non-taxable gain on the SKY Network Television Ltd. transaction within Other, net. Adjusted net income available to News Corporation stockholders (as defined in Note 3) was $66 million compared to $73 million in the prior year. Impairment and restructuring charges were $10 million and $54 million in the three months ended March 31, 2014 and 2013, respectively.

Net income per share available to News Corporation stockholders was $0.08 as compared to $0.56 in the prior year. Adjusted EPS (as defined in Note 3) were $0.11 compared to $0.13 in the prior year.

Free cash flow available to News Corporation improved by $362 million in the nine months ended March 31, 2014 to $496 million, from $134 million in the prior year.

SEGMENT REVIEW

	For the three months ended March 31,			For the nine months ended March 31,
	2014	2013	% Change	2014	2013	% Change
	(in millions)			(in millions)
Revenues:
News and Information Services	$1,488	$1,631	(9)%	$4,595	$5,069	(9)%
Cable Network Programming	113	125	(10)%	355	178	99%
Digital Real Estate Services	102	86	19%	295	254	16%
Book Publishing	354	311	14%	1,073	1,040	3%
Other	21	27	(22)%	70	93	(25)%

Total Revenues	$2,078	$2,180	(5)%	$6,388	$6,634	(4)%

Segment EBITDA:
News and Information Services	$146	$166	(12)%	$534	$584	(9)%
Cable Network Programming	27	25	8%	109	44	* *
Digital Real Estate Services	53	41	29%	152	122	25%
Book Publishing	53	29	83%	164	120	37%
Other(a)	(104)	(92)	13%	(316)	(312)	1%

Total Segment EBITDA	$175	$169	4%	$643	$558	15%

**	- Not meaningful
(a)	Other Segment EBITDA for the three and nine months ended March 31, 2014 includes fees and costs, net of indemnification, related to the U.K. Newspaper Matters of $20 million and $56 million, respectively. Other Segment EBITDA for the three and nine months ended March 31, 2013 includes fees and costs related to the U.K. Newspaper Matters of $34 million and $144 million, respectively.

News and Information Services

Revenues for the third quarter of fiscal 2014 decreased $143 million, or 9%, compared to the prior year. Australian newspapers revenues declined 21%, of which 13% is related to foreign currency, and accounted for the majority of the Segment revenue decline compared to the prior year. Total segment advertising revenues declined 10%, driven by the negative impact of foreign currency coupled with weakness primarily in the print advertising market and the absence of results from LMG, partially offset by continued growth at News America Marketing led by in-store advertising. Circulation and subscription revenues declined 5%, primarily due to the continued decline in Institutional revenues at Dow Jones, the absence of results from LMG and lower print circulation volume, partially offset by cover price increases in the U.K. and at several Australian newspapers as well as higher subscription pricing at The Wall Street Journal and WSJ.com. Adjusted revenues declined 4% compared to the prior year.

Segment EBITDA decreased $20 million in the quarter, or 12%, as compared to the prior year. Results were impacted by continued revenue weakness in the Australian market and Dow Jones’ Institutional business coupled with the sale of LMG and incremental dual rent and other facility costs related to the relocation of the Company’s London operations, which are primarily non-cash, partially offset by the growth of revenues at News America Marketing’s in-store advertising. Total costs declined 8% driven by the impact of cost savings initiatives and lower production costs, as well as the sale of LMG, partially offset by increased promotional costs and sports rights acquisition costs. Adjusted Segment EBITDA decreased 11% compared to the prior year.

Cable Network Programming

In the third quarter of fiscal 2014, revenues declined $12 million, or 10%, compared to the prior year as higher digital platform subscribers and increased affiliate pricing were more than offset by adverse foreign currency fluctuations. Segment EBITDA in the quarter increased $2 million, or 8%, compared to the prior year driven by lower programming costs, which were impacted by the absence of domestic cricket rights compared to the prior year. Adjusted revenues increased 5% and Adjusted Segment EBITDA increased 24%, compared to the prior year.

Digital Real Estate Services

Revenues in the quarter increased $16 million, or 19%, compared to the prior year, primarily reflecting increased residential listing depth product penetration. Segment EBITDA in the quarter increased $12 million, or 29%, compared to the prior year primarily due to the increased revenues as noted above. Adjusted revenues and Adjusted Segment EBITDA increased 36% and 49%, respectively, compared to the prior year.

Book Publishing

Revenues in the quarter increased $43 million, or 14%, compared to the prior year driven by the continued popularity of the Divergent series by Veronica Roth which sold more than 8 million net units in the quarter. E-book revenues improved by 46% versus the prior year period and represented 26% of revenues, up from 21% in the prior year. Segment EBITDA increased $24 million, or 83%, from the prior year benefiting from the higher contribution to profits from e-books and ongoing operational efficiencies coupled with higher revenues. Adjusted revenues increased 15% and Adjusted Segment EBITDA increased 77%, compared to the prior year.

Other

Revenues in the quarter decreased $6 million, or 22%, compared to the prior year primarily due to declines at Amplify related to lower project-based consulting revenues at its Insight business coupled with divestitures of certain of the Company’s non-core Australian businesses during fiscal 2013. Segment EBITDA in the quarter declined $12 million, as decreased fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”) of approximately $14 million, were more than offset by higher investment spending of $4 million at Amplify primarily resulting from increased product and curriculum development, $9 million incurred by the corporate Strategy and Creative Group related to the development of new products and services and international rights acquisitions and higher corporate overhead expenses of $9 million compared to an allocated basis used for fiscal 2013.

Prior to the separation, the Company’s Statement of Operations included allocations of general corporate expenses for certain support functions that were provided on a centralized basis by 21st Century Fox. For the three months ended March 31, 2014, the Company’s Statement of Operations reflects actual corporate overhead costs incurred by the Company as it performed these functions using its own resources or purchased services from either third parties or 21st Century Fox.

In the third quarter of fiscal 2014, News Corp incurred gross fees and costs of $46 million ($20 million net of indemnification from 21st Century Fox) related to the U.K. Newspaper Matters. This is comparable to $34 million incurred in the prior year.

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

Quarterly equity earnings from affiliates were $23 million compared to $27 million in the prior year. The lower contribution primarily reflects the absence of the Company’s 44% stake in SKY Network Television Ltd. which was sold in March 2013.

	For the three months ended March 31,		For the nine months ended March 31,
	2014	2013	2014	2013
	(in millions)		(in millions)
Foxtel(a)	$23	$17	$53	$30
Pay television and cable network programming equity affiliates(b)	—	10	—	52
Other equity affiliates, net	—	—	—	(1)

Total equity earnings of affiliates	$23	$27	$53	$81

(a)	The Company owned 25% of Foxtel through November 2012. In November 2012, the Company increased its ownership in Foxtel to 50% as a result of the CMH acquisition. The Company amortized $15 million and $46 million related to excess cost over the Company’s proportionate share of its investment’s underlying net assets allocated to finite-lived intangible assets during the three and nine months ended March 31, 2014, respectively, and $20 million and $26 million in the corresponding periods of fiscal 2013, respectively. Such amortization is reflected in Equity earnings of affiliates in the Statements of Operations.
(b)	Includes equity earnings of FOX SPORTS Australia and SKY Network Television Ltd. The Company acquired the remaining interest in FOX SPORTS Australia in November 2012 as a result of the CMH acquisition and sold its investment in SKY Network Television Ltd. in March 2013. The results of FOX SPORTS Australia have been included within the Cable Network Programming segment in the Company’s consolidated results of operations since November 2012.

On a U.S. GAAP basis, Foxtel revenues, in the three months ended March 31, 2014, decreased $96 million to $697 million from $793 million due to foreign currency fluctuations. Operating income for the quarter increased $14 million to $132 million from $118 million due to cost savings and reduced intangible asset amortization from the Austar acquisition, partially offset by foreign currency fluctuations. Total closing subscribers were approximately 2.6 million as of March 31, 2014, a 5% increase compared to the prior year period driven by an increase in digital platform subscribers. Cable and satellite churn improved to 13.1% from 14.9% in the prior year.

FREE CASH FLOW AVAILABLE TO NEWS CORPORATION

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures, and REA Group Limited (“REA Group”) free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash generated by the business after capital expenditures, which can then be used for strategic opportunities including, among others, investing in the Company’s business, acquisitions, strengthening the Company’s balance sheet, dividend payouts and repurchasing stock. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated and combined statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

The following table presents a reconciliation of net cash provided by operating activities to free cash flow available to News Corporation:

	For the nine months ended March 31,
	2014	2013
	(in millions)
Net cash provided by operating activities	$803	$420
Less: Capital expenditures	(244)	(227)

	559	193
Less: REA Group free cash flow	(98)	(89)
Plus: Cash dividends received from REA Group	35	30

Free cash flow available to News Corporation	$496	$134

Free cash flow available to News Corporation in the nine months ended March 31, 2014 improved by $362 million to $496 million from $134 million in the prior year. This improvement was primarily driven by lower restructuring payments of $153 million, lower payments for fees and costs related to the U.K. Newspaper Matters of $73 million and the increase in Cable Network Programming Segment EBITDA of $65 million, coupled with operational and working capital improvements. The increases were partially offset by lower cash distributions of $72 million primarily from the absence of cash distributions from SKY Network Television Ltd. as the Company sold the investment in March 2013.

SUBSEQUENT EVENTS

On May 1, 2014, the Company agreed to acquire Harlequin Enterprises Limited (“Harlequin”) from Torstar Corporation for a purchase price of C$455 million (approximately US$415 million). Harlequin is a leading publisher of women’s fiction and this acquisition will extend HarperCollins’ global platform, particularly in Europe and Asia Pacific. Harlequin will become a division of HarperCollins Publishers and its results will be included within the Company’s Book Publishing segment. The acquisition is subject to customary closing conditions, including regulatory approvals and approval of Torstar’s Class A shareholders. The closing is anticipated by the end of the third quarter of calendar year 2014.

COMPARISON OF ADJUSTED INFORMATION TO U.S. GAAP INFORMATION

Adjusted revenues, Adjusted Total Segment EBITDA, Total Segment EBITDA, Adjusted net income available to News Corporation stockholders, Adjusted EPS and Free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of Net cash provided by operating activities to Free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:30pm Eastern Time on May 8, 2014. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, cable network programming in Australia, digital real estate services, book publishing, digital education, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corporation are conducted primarily in the United States, Australia, and the United Kingdom. More information is available at: www.newscorp.com.

Contacts:

Michael Florin

Investor Relations

212-416-3363

mflorin@newscorp.com

Jim Kennedy

Corporate Communications

212-416-4064

jkennedy@newscorp.com

NEWS CORPORATION

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except share and per share amounts)

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2014	2013	2014	2013
Revenues:
Advertising	$952	$1,046	$2,990	$3,250
Circulation and Subscription	665	703	2,005	1,965
Consumer	342	297	1,030	969
Other	119	134	363	450

Total Revenues	2,078	2,180	6,388	6,634
Operating expenses	(1,259)	(1,354)	(3,828)	(4,040)
Selling, general and administrative	(644)	(657)	(1,917)	(2,036)
Depreciation and amortization	(142)	(144)	(421)	(398)
Impairment and restructuring charges	(10)	(54)	(73)	(231)
Equity earnings of affiliates	23	27	53	81
Interest, net	17	25	50	54
Other, net	(1)	314	(673)	1,569

Income (loss) before income tax (expense) benefit	62	337	(421)	1,633

Income tax (expense) benefit	(1)	(5)	686	27

Net income	61	332	265	1,660
Less: Net income attributable to noncontrolling interests	(13)	(9)	(39)	(30)

Net income attributable to News Corporation stockholders	48	323	226	1,630
Less: Adjustments to Net income attributable to News Corporation stockholders – Redeemable Preferred Stock Dividends	—	—	(1)	—

Net income available to News Corporation stockholders	$48	$323	$225	$1,630

Weighted average shares outstanding:
Basic	579	579	579	579
Diluted	580	579	580	579

Net income available to News Corporation stockholders per share
Basic and diluted	$0.08	$0.56	$0.39	$2.82

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	As of March 31, 2014	As of June 30, 2013
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$3,207	$2,381
Amounts due from 21st Century Fox	91	247
Receivables, net	1,394	1,335
Other current assets	678	680

Total current assets	5,370	4,643

Non-current assets:
Investments	2,551	2,499
Property, plant and equipment, net	2,959	2,992
Intangible assets, net	2,116	2,186
Goodwill	2,763	2,725
Other non-current assets	784	598

Total assets	$16,543	$15,643

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$245	$242
Accrued expenses	1,200	1,108
Deferred revenue	406	389
Other current liabilities	647	432

Total current liabilities	2,498	2,171

Non-current liabilities:
Retirement benefit obligations	253	345
Deferred income taxes	295	152
Other non-current liabilities	309	279
Commitments and contingencies

Redeemable preferred stock	20	20

Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,321	12,281
Retained earnings	225	—
Accumulated other comprehensive income	482	271

Total News Corporation stockholders’ equity	13,034	12,558
Noncontrolling interests	134	118

Total equity	13,168	12,676

Total liabilities and equity	$16,543	$15,643

NEWS CORPORATION

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the nine months ended March 31,
	2014	2013
Operating activities:
Net Income	$265	$1,660

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	421	398
Equity earnings of affiliates	(53)	(81)
Cash distributions received from affiliates	47	119
Impairment charges, net of tax	12	—
Other, net	(48)	(1,569)
Deferred income taxes and taxes payable	85	(97)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(140)	(62)
Inventories, net	(32)	(79)
Accounts payable and other liabilities	281	173
Pension and postretirement benefit plans	(35)	(42)

Net cash provided by operating activities	803	420

Investing activities:
Capital expenditures	(244)	(227)
Acquisitions, net of cash acquired	(39)	(2,157)
Investments in equity affiliates and other	(12)	(10)
Proceeds from dispositions	109	702

Net cash used in investing activities	(186)	(1,692)

Financing activities:
Net transfers from 21st Century Fox and affiliates	217	1,927
Repayment of borrowings acquired in the CMH acquisition	—	(235)
Dividends paid	(23)	(20)
Purchase of subsidiary shares from noncontrolling interest	—	(9)
Other, net	(3)	—

Net cash provided by financing activities	191	1,663

Net increase in cash and cash equivalents	808	391
Cash and cash equivalents, beginning of period	2,381	1,133
Exchange movement on opening cash balance	18	15

Cash and cash equivalents, end of period	$3,207	$1,539

NOTE 1 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, costs associated with the U.K. Newspaper Matters and foreign currency fluctuations (“Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA”) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following table reconciles reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and nine months ended March 31, 2014 and 2013.

	Revenues			Total Segment EBITDA
	For the three months ended March 31,			For the three months ended March 31,
	2014	2013	Difference	2014	2013	Difference
	(in millions)			(in millions)
As reported	$2,078	$2,180	$(102)	$175	$169	$6
Impact of acquisitions	(2)	—	(2)	—	—	—
Impact of divestitures	—	(42)	42	—	(1)	1
Impact of foreign currency fluctuations	72	—	72	13	—	13
Net impact of U.K. Newspaper Matters	—	—	—	20	34	(14)

As adjusted	$2,148	$2,138	$10	$208	$202	$6

	Revenues			Total Segment EBITDA
	For the nine months ended March 31,			For the nine months ended March 31,
	2014	2013	Difference	2014	2013	Difference
	(in millions)			(in millions)
As reported	$6,388	$6,634	$(246)	$643	$558	$85
Impact of acquisitions	(196)	—	(196)	(54)	—	(54)
Impact of divestitures	(35)	(162)	127	(4)	(17)	13
Impact of foreign currency fluctuations	226	—	226	39	—	39
Net impact of U.K. Newspaper Matters	—	—	—	56	144	(88)

As adjusted	$6,383	$6,472	$(89)	$680	$685	$(5)

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and nine months ended March 31, 2014 and 2013 are as follows:

	For the three months ended March 31,
	2014	2013	% Change
	(in millions)
Adjusted Revenues:
News and Information Services	$1,525	$1,594	(4)%
Cable Network Programming	131	125	5%
Digital Real Estate Services	117	86	36%
Book Publishing	354	309	15%
Other	21	24	(13)%

Total Adjusted Revenues	$2,148	$2,138	—%

Adjusted Segment EBITDA:
News and Information Services	$146	$164	(11)%
Cable Network Programming	31	25	24%
Digital Real Estate Services	61	41	49%
Book Publishing	53	30	77%
Other	(83)	(58)	43%

Total Adjusted Segment EBITDA	$208	$202	3%

	For the nine months ended March 31,
	2014	2013	% Change
	(in millions)
Adjusted Revenues:
News and Information Services	$4,720	$4,945	(5)%
Cable Network Programming	188	178	6%
Digital Real Estate Services	332	254	31%
Book Publishing	1,073	1,016	6%
Other	70	79	(11)%

Total Adjusted Revenues	$6,383	$6,472	(1)%

Adjusted Segment EBITDA:
News and Information Services	$540	$568	(5)%
Cable Network Programming	62	44	41%
Digital Real Estate Services	172	122	41%
Book Publishing	165	120	38%
Other	(259)	(169)	53%

Total Adjusted Segment EBITDA	$680	$685	(1)%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended March 31, 2014 and 2013.

	For the three months ended March 31, 2014
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,488	$(1)	$—	$38	$—	$1,525
Cable Network Programming	113	—	—	18	—	131
Digital Real Estate Services	102	(1)	—	16	—	117
Book Publishing	354	—	—	—	—	354
Other	21	—	—	—	—	21

Total Revenues	$2,078	$(2)	$—	$72	$—	$2,148

Segment EBITDA:
News and Information Services	$146	$1	$—	$(1)	$—	$146
Cable Network Programming	27	—	—	4	—	31
Digital Real Estate Services	53	(1)	—	9	—	61
Book Publishing	53	—	—	—	—	53
Other	(104)	—	—	1	20	(83)

Total Segment EBITDA	$175	$—	$—	$13	$20	$208

	For the three months ended March 31, 2013
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,631	$—	$(37)	$—	$—	$1,594
Cable Network Programming	125	—	—	—	—	125
Digital Real Estate Services	86	—	—	—	—	86
Book Publishing	311	—	(2)	—	—	309
Other	27	—	(3)	—	—	24

Total Revenues	$2,180	$—	$(42)	$—	$—	$2,138

Segment EBITDA:
News and Information Services	$166	$—	$(2)	$—	$—	$164
Cable Network Programming	25	—	—	—	—	25
Digital Real Estate Services	41	—	—	—	—	41
Book Publishing	29	—	1	—	—	30
Other	(92)	—	—	—	34	(58)

Total Segment EBITDA	$169	$—	$(1)	$—	$34	$202

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the nine months ended March 31, 2014 and 2013.

	For the nine months ended March 31, 2014
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$4,595	$(1)	$(30)	$156	$—	$4,720
Cable Network Programming	355	(191)	—	24	—	188
Digital Real Estate Services	295	(1)	—	38	—	332
Book Publishing	1,073	(3)	(5)	8	—	1,073
Other	70	—	—	—	—	70

Total Revenues	$6,388	$(196)	$(35)	$226	$—	$6,383

Segment EBITDA:
News and Information Services	$534	$1	$(4)	$9	$—	$540
Cable Network Programming	109	(54)	—	7	—	62
Digital Real Estate Services	152	(1)	—	21	—	172
Book Publishing	164	—	—	1	—	165
Other	(316)	—	—	1	56	(259)

Total Segment EBITDA	$643	$(54)	$(4)	$39	$56	$680

	For the nine months ended March 31, 2013
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$5,069	$—	$(124)	$—	$—	$4,945
Cable Network Programming	178	—	—	—	—	178
Digital Real Estate Services	254	—	—	—	—	254
Book Publishing	1,040	—	(24)	—	—	1,016
Other	93	—	(14)	—	—	79

Total Revenues	$6,634	$—	$(162)	$—	$—	$6,472

Segment EBITDA:
News and Information Services	$584	$—	$(16)	$—	$—	$568
Cable Network Programming	44	—	—	—	—	44
Digital Real Estate Services	122	—	—	—	—	122
Book Publishing	120	—	—	—	—	120
Other	(312)	—	(1)	—	144	(169)

Total Segment EBITDA	$558	$—	$(17)	$—	$144	$685

NOTE 2 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity earnings of affiliates, interest, net, other, net, income tax benefit and net income attributable to noncontrolling interests. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts a measure to analyze operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The following table reconciles Total Segment EBITDA to net income.

	For the three months ended March 31,
	2014	2013	Change	% Change
	(in millions)
Revenues	$2,078	$2,180	$(102)	(5)%
Operating expenses	(1,259)	(1,354)	95	(7)%
Selling, general and administrative	(644)	(657)	13	(2)%

Total Segment EBITDA	175	169	6	4%
Depreciation and amortization	(142)	(144)	2	(1)%
Impairment and restructuring charges	(10)	(54)	44	(81)%
Equity earnings of affiliates	23	27	(4)	(15)%
Interest, net	17	25	(8)	(32)%
Other, net	(1)	314	(315)	* *

Income before income tax expense	62	337	(275)	(82)%
Income tax expense	(1)	(5)	4	(80)%

Net income	$61	$332	$(271)	(82)%

**	- Not meaningful

	For the nine months ended March 31,
	2014	2013	Change	% Change
	(in millions)
Revenues	$6,388	$6,634	$(246)	(4)%
Operating expenses	(3,828)	(4,040)	212	(5)%
Selling, general and administrative	(1,917)	(2,036)	119	(6)%

Total Segment EBITDA	643	558	85	15%
Depreciation and amortization	(421)	(398)	(23)	6%
Impairment and restructuring charges	(73)	(231)	158	(68)%
Equity earnings of affiliates	53	81	(28)	(35)%
Interest, net	50	54	(4)	(7)%
Other, net	(673)	1,569	(2,242)	* *

(Loss) income before income tax benefit	(421)	1,633	(2,054)	* *
Income tax benefit	686	27	659	* *

Net income	$265	$1,660	$(1,395)	(84)%

**	- Not meaningful

NOTE 3 – ADJUSTED NET INCOME AVAILABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net income available to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, Impairment and restructuring charges, and “Other, net”, net of tax (“adjusted net income available to News Corporation stockholders and adjusted EPS”) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of adjusted net income available to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income available to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated or combined net income available to News Corporation stockholders and net income per share as determined under GAAP as a measure of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net income available to News Corporation stockholders and reported diluted EPS to adjusted net income available to News Corporation stockholders and adjusted EPS for the three and nine months ended March 31, 2014 and 2013.

	For the three months ended March 31, 2014		For the three months ended March 31, 2013
	Net income available to stockholders	EPS	Net income available to stockholders	EPS
	(in millions, except per share data)
As reported	$48	$0.08	$323	$0.56
U.K. Newspaper Matters	20	0.03	34	0.06
Impairment and restructuring charges	10	0.02	54	0.09
Other, net (a)	1	—	(314)	(0.54)
Tax impact on items above	(13)	(0.02)	(24)	(0.04)

As adjusted	$66	$0.11	$73	$0.13

(a)	Other, net for the three months ended March 31, 2013 primarily includes the non-taxable gain from the SKY Network Television Ltd. transaction.

	For the nine months ended March 31, 2014		For the nine months ended March 31, 2013
	Net income available to stockholders	EPS	Net income available to stockholders	EPS
	(in millions, except per share data)
As reported	$225	$0.39	$1,630	$2.82
U.K. Newspaper Matters	56	0.10	144	0.25
Impairment and restructuring charges	73	0.13	231	0.40
Other, net (a)	673	1.16	(1,569)	(2.71)
Tax impact on items above(b)	(765)	(1.33)	(148)	(0.26)

As adjusted	$262	$0.45	$288	$0.50

(a)	Other, net for the nine months ended March 31, 2014 primarily includes a foreign tax refund paid to 21st Century Fox offset by a gain on a third party pension contribution. Other, net for the nine months ended March 31, 2013 primarily includes the non-taxable gain from the CMH and SKY Network Television Ltd. transactions.
(b)	Tax impact on items above for the nine months ended March 31, 2014 primarily includes a foreign tax refund of $721 million which has an offsetting payable to 21st Century Fox included within Other, net above.